Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following documents of our report dated May 9, 2011 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2011:

•	Registration Statement (Form S-8 No. 333-166070) pertaining to the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan,

•	Registration Statement (Form S-8 No. 333-151178) pertaining to the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan,

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Registration Statement (Form S-3 No. 333-150767) relating to the registration of debt securities, junior subordinated debentures, trust preferred securities of PrivateBancorp Capital Trust IV, preferred stock, common stock, warrants, depository shares, purchase contracts, units and guarantees of trust preferred securities, and the related Prospectus and Prospectus Supplement(s),

•	Registration Statement (Form S-8 No. 333-147451) pertaining to the PrivateBancorp, Inc. Strategic Long-Term Incentive Plan,

•	Registration Statement (Form S-8 No. 333-124427) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan, and

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan.

/s/ Ernst & Young

ERNST & YOUNG LLP

Chicago, Illinois

May 9, 2011